Exhibit 99.1
DELL PLANS TO ACQUIRE EQUALLOGIC
Catalyst for Simplifying and Virtualizing IT With Partners Globally
ROUND ROCK, Texas, and NASHUA, N.H.— Nov. 5, 2007 — Dell has entered into a definitive agreement to acquire EqualLogic, a leading provider of high-performance iSCSI storage area network (SAN) solutions uniquely optimized for virtualization. The acquisition will strengthen Dell’s product and channel leadership in simplifying and virtualizing IT for customers globally. iSCSI SAN technology represents the fastest growing part of the storage business.
     “Our customers will be dealing with the largest increase in data we have seen in our history over the next few years,” said Michael Dell, Chairman and CEO, Dell. “Leading the iSCSI revolution will help Dell accelerate IT simplification and virtualization and will drive the Dell value proposition into more areas of the enterprise storage business,” Mr. Dell said.
     Under the terms of the agreement, Dell will purchase EqualLogic for approximately $1.4 billion in cash. The acquisition of EqualLogic is expected to close late in the fourth quarter of Dell’s fiscal year 2008 or early in the first quarter of fiscal 2009. The company expects the acquisition to be dilutive to earnings per share, excluding the amortization of intangibles, by $0.02 to $0.05 in aggregate for Fiscal 2009 and Fiscal 2010. The acquisition has been approved by the board of directors of each company and is subject to regulatory approvals and customary closing conditions.
     After completion of the transaction, Dell plans to grow EqualLogic’s successful channel-partner programs with current and future EqualLogic-branded products, and also plans to incorporate EqualLogic technology into future generations of its Dell PowerVault storage line available through the channel and direct from Dell.
About Dell
Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell is a leading global systems and services company and No. 34 on the Fortune 500. For more information, visit www.dell.com, or to communicate directly with Dell via a variety of online channels, go to www.dell.com/conversations. To get Dell news direct, visit www.dell.com/RSS.
About EqualLogic
     EqualLogic® makes data storage systems that simplify the way enterprises of all sizes store and protect information. EqualLogic’s award-winning PS Series storage area network (SAN) solutions provide sophisticated management capabilities that reduce the time and money IT staff spend on data storage. Since shipping its first product in June 2003, EqualLogic has added more than 3,200 customers in 30 countries. Based in Nashua, N.H., EqualLogic has sales offices throughout North America, Europe and Asia-Pacific. For more information, please visit www.EqualLogic.com.
On iSCSI
Internet SCSI, or iSCSI, allows for SCSI commands and storage traffic to occur over existing IP networks, which leads to lower costs, easier maintenance and simpler management. The ease of deployment is of particular interest to small and medium businesses.
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Special Note
Statements in this press release that relate to future results and events (including statements about the impact of the acquisition on our expected financial and operating performance) are forward-looking statements based on our current expectations. Actual results may differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties, including: general economic, business and industry conditions; our ability to maintain a cost advantage over our competitors; our ability to effectively manage periodic product transitions; our reliance on third-party suppliers for quality product components, including reliance on several single-source or limited-source suppliers; and our ability to attract, retain and motivate key personnel. For a discussion of those and other factors affecting Dell’s business and prospects, see Dell’s periodic filings with the Securities and Exchange Commission at www.sec.gov or www.dell.com/investor.